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Exhibit 99.1

Texas Instruments Acquires Ditech's Telinnovation Echo-Cancellation Software Unit

MOUNTAIN VIEW, Calif. and DALLAS, April 16 /PRNewswire-FirstCall/—Ditech Communications Corporation (Nasdaq: DITC—news) and Texas Instruments Incorporated (NYSE: TXN—news; TI) today announced that TI has acquired Ditech's Telinnovation echo-cancellation software unit for a purchase price of $26.8 million. As a result of the acquisition, TI will provide customers with complete hardware and software carrier-class platforms that combine its voice- optimized digital signal processors (DSPs) and Telogy Software(TM) products with the industry's most widely used echo-cancellation technology. As part of the agreement, Ditech secures a license to implement the Telinnovation software on its echo cancellation systems, including enhancements made by TI to the echo cancellation algorithms. The agreement also calls for joint marketing and sales efforts.

``TI is committed to providing our broadband voice-over packet, or VoP, customers with the silicon and software they need to win in this fast-growing market," said Bill Simmelink, general manager of TI's VoP Business Unit. ``By combining our silicon and software platforms with Ditech's echo-cancellation software and expertise, we will be able to provide our customers with complete, high-performance carrier-class VoP solutions."

``This transaction and license agreement with TI reflects a strategic decision by Ditech to bolster and focus all of our echo-cancellation resources to win in the echo cancellation systems business, where historically Ditech has generated the vast majority of its revenues and profits," said Tim Montgomery, Ditech's president, and CEO. ``With this transaction and licensing agreement with TI, we maintain the echo-cancellation software component of our product advantage and increase the funds available to develop new systems products."

Ditech's high-capacity echo-canceller software is recognized as the industry benchmark for DSP-based voice enhancement and echo cancellation. It is regularly specified as a required component of new equipment purchased by major telecommunications carriers transitioning to wireless and packet-switched architectures. Echo-cancellation software algorithms are embedded in programmable DSPs to eliminate the echo effect caused by signal reflections of the speaker's voice as it crosses a variety of voice transmission systems.

Dr. Charles Davis, Ditech's chief technology officer and one of the world's foremost experts in the field, will join TI and continue to lead the echo-cancellation software team. Prior to joining Ditech, Dr. Davis led Telinnovation Service Corporation, which Ditech acquired in February 2000. The Telinnovation team began providing echo-cancellation software in 1983 and has years of experience working with various TI DSP platforms.

The acquired unit will become part of the Broadband Communications Group within TI's semiconductor business, reporting to Mr. Simmelink. The echo-cancellation team will remain in Silicon Valley, moving into an existing TI facility in San Jose.

Conference Call

Ditech will host a conference call at 4:20 Eastern Time/1:20 pm Pacific Time on Tuesday, April 16 to discuss this announcement. Ditech President Tim Montgomery and Ditech CFO Bill Tamblyn will lead the discussion. Any member of the public can listen to the conference call by calling the following number: (706) 634-5581. The conference call will also be broadcast live over the Internet and can be accessed by going to the Investors section of the Ditech web site: http://www.ditechcom.com. A replay of the conference call will be available via Ditech's web site or by calling the Encore replay number at (706) 645-9291. The conference ID is 3870574. The replay of this call will be available two hours after the call is completed, until 5 PM ET on April 23rd.

Texas Instruments Broadband Solutions

For OEMs developing broadband communications solutions, TI's advanced signal processing-based silicon and software platforms deliver the optimal performance, lower power consumption, and system-level integration required to rapidly deploy differentiated next-generation products for cable modems, digital subscriber line (xDSL) modems, integrated access devices (IADs), Voice over Internet Protocol (VoIP) gateways, carrier infrastructure, and home and office wireless networking. See www.ti.com/sc/broadband.

About Texas Instruments

Texas Instruments Incorporated provides innovative DSP and analog technologies to meet our customers' real world signal processing requirements. In addition to Semiconductor, the company's businesses include Sensors & Controls, and Educational & Productivity Solutions. TI is headquartered in Dallas, Texas, and has manufacturing, design or sales operations in more than 25 countries.

Texas Instruments is traded on the New York Stock Exchange under the symbol TXN. More information is located on the World Wide Web at www.ti.com.

About Ditech Communications Corporation

Ditech Communications Corporation is a global telecommunications equipment supplier for voice and optical networks. Ditech's voice products are high-capacity echo cancellers that utilize advanced software and digital signal processor (DSP) technology. This unique combination of software and hardware allows Ditech to deliver Voice Quality of Service (VQoS(TM)), a robust and cost-effective solution for voice enhancement (including noise reduction) and echo cancellation. Ditech also develops and markets optical subsystems and systems communications products. Ditech's optical subsystem products include optical amplifiers, transponders and network management products that enable service providers to cost-effectively expand and extend the reach of fiber optic networks. Ditech (DITC) is listed on the Nasdaq National Market and is headquartered in Mountain View, California (web site: http://www.ditechcom.com). Ditech is also developing and marketing its Titanium optical transport system product through its subsidiary, Altamar Networks (http://www.altamar.com).

Forward-Looking Statements

Statements contained in this press release regarding the transaction between Ditech and TI and other statements of their respective managements' beliefs, goals and expectations may be considered ``forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. Those risks and uncertainties include the risk that Ditech and TI will not realize the benefits they expect under the joint marketing agreement, that TI will not successfully integrate the Telinnovation operation into its business, and that if there is a breach of a representation or warranty of Ditech in the transaction documents then Ditech may have liability to TI. Each company's statements herein are based on its current expectations. Ditech and TI each disclaim any intention or obligation to update any forward- looking statements as a result of developments occurring after the date of this press release.

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  Exhibit 99.1